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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): February 12, 2002


                              SAFLINK Corporation
            (Exact Name of Registrant as Specified in its Charter)


         Delaware                        0-20270                  95-4346070
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
     of Incorporation)                                       Identification No.)


     11911 N.E. 1/st/ Street, Suite B-304, Bellevue, Washington 98005-3032
              (Address of Principal Executive Offices) (Zip Code)


      Registrant's telephone number, including area code: (425) 278-1100
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Item 5.  Other Events

     On February 15, 2002, SAFLINK Corporation ("SAFLINK") filed a motion for a new trial on the punitive damages award and a motion for judgment notwithstanding the verdict, in connection with a jury verdict of $150,000 in compensatory damages and $1.5 million in punitive damages against SAFLINK in a case brought by International Interest Group, Inc. ("IIG"). SAFLINK also filed motions to stay entry and/or enforcement of a judgment pending the outcome of the hearing on these motions. The motions are scheduled to be heard in California Superior Court for the County of Los Angeles on March 14, 2002. While a jury verdict has been rendered, a final order of the court has not yet been entered. SAFLINK believes there are sufficient grounds to support an order for a new trial or a judgment notwithstanding the verdict reducing or eliminating the punitive damages award and intends to vigorously pursue its rights. There can be no assurance that the court will rule favorably with respect to any motion filed by SAFLINK or that SAFLINK will be successful in having the verdict set aside or reduced.

     In January 2002, SAFLINK announced that it received funds totaling approximately $6 million in connection with the exercise of a portion of SAFLINK's outstanding Series A and B Warrants pursuant to its Special Warrant Offer.

     Under the Special Warrant Offer, holders of SAFLINK's Series A and Series B Warrants exercised warrants to purchase 5,057,732 shares of SAFLINK's common stock at a price of $1.00 per share. The exercise price of the warrants was reduced from $1.75 to $1.00, subject to receipt by SAFLINK of payment in full of such warrant holders' special exercise price by the close of business on January 8, 2002. In connection with the exercise, each exercising warrant holder has received a Series C Warrant to purchase that number of shares of SAFLINK's common stock issued by SAFLINK to such holder upon the exercise of the original Series A and Series B Warrants.

     On February 12, 2002, SAFLINK agreed to recast the terms of its Special Warrant Offer for certain warrant holders, which are subject to contractual restrictions with respect to the amount of SAFLINK common stock they may own, to allow such holders to receive on the same terms as other offerees of the Special Warrant Offer that number of shares of common stock that they would have received under the Special Warrant Offer if such ownership restrictions did not exist.

     In particular, due to a restriction in the Series A and Series B Warrants held by SAC Capital Associates, LLC ("SAC") and SDS Merchant Fund, LP ("SDS") which precludes each of them from exercising their respective Series A and Series B Warrants in excess of 4.9% of SAFLINK's outstanding common stock, SAC and SDS were unable to exercise their warrants in full but agreed to exercise a portion of their Series A and all of their Series B warrants at a reduced price of $1.00 per share and to purchase additional shares of common stock from SAFLINK without exercising their warrants. Each of SAC and SDS agreed to purchase at $1.00 per share that number of shares of SAFLINK's common stock that SAFLINK would have issued to SAC and SDS above 4.9% if these entities were to fully exercise their respective Series A and Series B Warrants. In connection with their warrant exercise, each of SAC and SDS will receive a Series C Warrant to purchase that number of shares of SAFLINK's common stock issued by SAFLINK to such purchaser upon the exercise of the original Series A and Series B Warrants.

     The Series C Warrants have a 5 year term and are initially exercisable at $2.25 per share, increasing to $3.50 per share six months following the effectiveness of a registration statement (as declared by the Securities and Exchange Commission ("SEC")) covering the shares of common stock underlying the Series C Warrants and common stock issued to SAC and SDS.

     In connection with the transaction, SAFLINK agreed to register for resale under the Securities Act of 1933, as amended (the "Securities Act") the common stock underlying the Series C warrants and the common stock to be issued to SAC and SDS, as soon as practicable after the filing of SAFLINK's Annual Report on Form 10-K with the SEC. In addition, in connection with this transaction, each purchaser agreed not to sell any common stock issuable

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upon conversion of its Series E Preferred Stock or upon exercise of its Series A or Series B Warrants prior to January 12, 2002.

     In connection with the exercise of the Series A and B Warrants, the anti-dilution provisions of the Series E Preferred Stock were waived by the requisite majority of the holders of Series E Preferred Stock. SAFLINK is seeking a waiver of these anti-dilution provisions in connection with the issuance of common stock to SAC and SDS. The exercise price of the warrants held by those holders of Series E Preferred Stock that did not elect to purchase the shares underlying their warrants will be adjusted in accordance with the anti-dilution provisions applicable to such warrants.

     SAFLINK intends to use the proceeds of the warrant exercises and common stock purchases for working capital and general corporate purposes, including repaying its short- and long-term debt. In particular, SAFLINK has applied a portion of the proceeds received from the exercise of the Series A and Series B Warrants to repay principal and interest payments during the one year extension period of the $1.0 million note issued to RMS Limited Partnership, which is due in May 2002 as required by the terms of such note extension. SAFLINK has also applied a portion of the proceeds to repay the principal and interest payments of the notes in aggregate principal amount of $300,000, which were issued to SDS Merchant Fund, L.P. and Freya Fanning & Company in the December 2001 bridge financing and were due in June 2002.

     The Series A and Series B Warrants were and the Series C Warrants and shares of common stock will be issued pursuant to Section 4(2) and Regulation D under the Securities Act. The Series A, Series B and Series C Warrants, the common stock underlying the Series C Warrants, and the common stock to be issued to SAC and SDS have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.  Financial Statements and Exhibits

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  Not applicable.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     SAFLINK Corporation

Date: February 22, 2002

                                     By: /s/ Glenn Argenbright
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                                         Glenn Argenbright
                                         President and Chief Executive Officer

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